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                                                                     EXHIBIT 3.3

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               SIRONE CORPORATION

            Pursuant to the applicable provisions of the Delaware General Corporation Law, Sirone Corporation (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation by stating the following:

            FIRST: The present name of the Corporation in Sirone Corporation.

            SECOND: The following amendments to its Articles of Incorporation were adopted by majority vote of shareholders of the Corporation on October 31, 1995 in the manner prescribed by Delaware law.

                  1. Article FIRST is amended to read as follows: Name. The name of this corporation shall be:

                                  ZENTEX CORP.

                  2. Article FOURTH is hereby amended to read as follows:

            The total number of shares of stock which this corporation is authorized to issue is:

                       a. Common. 100,000,000 shares of Common Stock having a par value of $.001.

                       b. Preferred. 5,000,000 shares of preferred stock having a par value of $.001 per share, to be issued in such series and to have such rights, preferences

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and designations as determined by the Board of Directors of the Corporation.

                 3. The Corporation has effectuated a 10 to 1 reverse stock split of its shares of common stock outstanding as of October 31, 1995, decreasing the outstanding shares from 1,500,000 shares to 150,000 shares. Said reverse split to be effective with the commencement of business on November 1, 1995.

            THIRD: The number of shares of the corporation outstanding and entitled to vote at the time of the adoption of said amendment was 1,500,000.

            FOURTH: The number of shares voted for such amendments was 810,000 (54%) and the number voted against such amendment was 0.

      DATED this 31st day of October, 1995.

                                   SIRONE CORPORATION

                                   By:   /s/ John A. Balden
                                         ---------------------------------------
                                         John A. Balden
                                         President


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                                  VERIFICATION

STATE OF UTAH      )
                   : ss.
COUNTY OF UTAH     )

            The undersigned being first duly sworn, deposes and states: that the undersigned is the secretary of Sirone Corporation that the undersigned has read the Articles of Amendment and knows the contents thereof and that the same contains a truthful statement of the Amendment duly adopted by the directors and stockholders of the Corporation.

                                   /s/ Rose Ann Balden
                                   ---------------------------------------------
                                   Rose Ann Balden
                                   Secretary


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STATE OF UTAH        )
                     : ss
COUNTY OF SALT LAKE  )

            On this 31 day of October, 1995, personally appeared before me, Rose Ann Balden as Secretary of Sirone Corporation, the signer of the foregoing instrument, whose identity is personally known to me or proven on the basis of satisfactory evidence, who voluntarily signed the document in my presence on behalf of said corporation and has taken an oath or affirmation before me duly attesting to the truthfulness of its contents.

                                         /s/ Van L. Butler
-----------------------------            ---------------------------------------
Official Seal                            Notary Public


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